Exhibit 99.1

NEWMARKET CORPORATION REPORTS STRONG EARNINGS IMPROVEMENT IN SECOND QUARTER AND FIRST HALF OF 2007

•	Petroleum additives operating profit up 35 percent in the second quarter and 24 percent for the first half of 2007.

Richmond, VA, July 27, 2007 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report for the second quarter and six months 2007.

Income from continuing operations for the second quarter of 2007 increased to $17.4 million, or $1.00 per share, an increase of 22 percent over comparative income from continuing operations for the second quarter last year of $14.3 million, or $.82 per share, excluding special items. Including all items, net income for the second quarter 2007 was $30.9 million, or $1.78 per share, compared with net income for the second quarter of 2006 of $20.4 million, or $1.17 per share.

Income from continuing operations for the first six months of this year increased to $31.5 million, or $1.81 per share, an increase of 16 percent over comparative income from continuing operations for the same period last year of $27.2 million, or $1.56 per share, excluding special items. Including all items, net income for the first six months of 2007 was $47.2 million, or $2.71 per share, compared with net income for the first six months of 2006 of $34.1 million, or $1.96 per share.

Net income for the second quarter and first half of both 2007 and 2006 include significant special items. These special items are reflected separately for clarification in the summary of earnings at the end of this press release. The special item this year includes the gain associated with the termination of the tetraethyl lead (TEL) marketing agreements. Last year’s items were due to the sale of an asset and the gain on a settlement with the IRS.

Petroleum additives results improved significantly in the second quarter of this year with operating profit of $36.5 million, an increase of 35 percent over operating profit of $27.1 million in the second quarter of 2006. Net sales improved to $338.8 million compared to net sales in the second quarter of 2006 of $325.0 million. Petroleum additives volumes shipped in the second quarter of this year also improved over first quarter shipments this year. For the first six months of this year, petroleum additives profits also reflect improved results with operating profit increasing to $65.5 million, an improvement of 24 percent over operating profit of $52.8 million for the same period last year. The improvement in our petroleum additives operating profit comes from a variety of our product lines. The results continue to reflect the benefit of our progress in restoring margins through the introduction of new products including products utilizing more cost effective solutions for our customers. The results also benefit from price increases implemented in 2006; however, upward pricing pressure on several of our key raw materials continues.

The second quarter and first half of 2007 also continued to benefit from our debt restructuring in December of 2006. The benefit of lower debt cost was approximately $1.1 million before tax for the second quarter and $2.0 million before tax for the first half of this year.

Foundry Park I, LLC, a wholly owned subsidiary of the Company, began the construction phase of the office building for MeadWestvaco during this second quarter. The project will be primarily funded through borrowing of approximately 85 percent of the cost of construction with project completion anticipated by the end of 2009. Following completion, we expect this project to make a positive contribution to our earnings.

We have made good progress in many areas during the first half of this year. Our petroleum additives business continues to deliver improved results. Our financial position continues to grow stronger enhancing our capability for future growth and improving shareholder value as we continue to assess the best use of our cash flow.

Sincerely,

Thomas E. Gottwald

Summary of Earnings for the Second Quarter and Six Months:

As noted, net income for both the second quarters and the first six months of 2007 and 2006 include certain special items. The 2007 special item relates to the settlement of the arbitration actions with Innospec and the resulting gain on termination of the TEL marketing agreements. The gain on settlement and termination of the TEL agreements and their previous operations are reflected as discontinued operations. Following the settlement and termination of the TEL marketing agreements, it was determined that the continuing operations of our TEL business no longer represented a significant segment. The company has reported net income including special items, as well as income from continuing operations, excluding special items, and related per share amounts in this release. The company believes that even though income from continuing operations, excluding special items, are not required by or presented in accordance with generally accepted accounting principles (GAAP) accepted in the United States, this additional measure enhances understanding of the company’s performance. Earnings excluding these items enhances period to period comparability. The company believes that income from continuing operations, excluding special items, should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to income from continuing operations, excluding special items.

	Second Quarter Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Net Income
Net income	$30.9	$20.4	$47.2	$34.1
Special items:
Discontinued operations including 2007 gain on settlement and termination of TEL Marketing Agreements	(13.5)	(1.2)	(15.7)	(2.0)
Gain on sale of property		(2.0)	—	(2.0)
Income tax settlement	—	(2.9)	—	(2.9)

Income from continuing operations excluding special items	$17.4	$14.3	$31.5	$27.2

Diluted Earnings Per Share:
Net income	$1.78	$1.17	$2.71	$1.96
Special items:
Discontinued operations including 2007 gain on settlement and termination of TEL Marketing Agreements	(0.78)	(0.07)	(0.90)	(0.12)
Gain on sale of property		(0.12)	—	(0.12)
Income tax settlement		(0.16)	—	(0.16)

Income from continuing operations excluding special items	$1.00	$0.82	$1.81	$1.56

As a reminder, a conference call and Internet web cast is scheduled for 10 a.m. EDT on Tuesday, July 31, 2007, to review second quarter financial results. You can access the conference call live by dialing 877-407-8031 (domestic) or 201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until August 7, 2007 at 11:59 p.m. EDT by dialing 877-660-6853 (domestic) and 201-612-7415 (international). The account number is 286. The conference ID number is 248541. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; our ability to obtain financing for the construction of the office building for MeadWestvaco on favorable terms; our ability to complete construction of the office building for MeadWestvaco within budget and in a timely manner; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2006 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Net sales:
Petroleum additives	$338.8	$325.0	$646.0	$624.5
All other (a)	5.2	5.1	7.8	7.5

Total	$344.0	$330.1	$653.8	$632.0

Segment operating profit:
Petroleum additives	$36.5	$27.1	$65.5	$52.8

All other (a)	(3.8)	1.7	(5.0)	1.6

Segment operating profit	32.7	28.8	60.5	54.4

Corporate unallocated expense	(3.3)	(2.8)	(7.2)	(5.8)
Special items (b)	—	7.7	—	7.7
Interest expense	(2.8)	(3.9)	(5.8)	(7.8)
Other income, net	0.7	0.5	1.1	1.2

Income from continuing operations before income taxes	$27.3	$30.3	$48.6	$49.7

Net income:
Income from continuing operations excluding special items	$17.4	$14.3	$31.5	$27.2
Special items (b)	—	4.9	—	4.9
Discontinued operations (c)	13.5	1.2	15.7	2.0

Net income	$30.9	$20.4	$47.2	$34.1

Basic earnings per share:
Earnings excluding discontinued operations and special items	$1.01	$0.83	$1.82	$1.58
Special items (b)	$—	$0.28	$—	$0.29
Discontinued operations (c)	$0.78	$0.07	$0.91	$0.12

Basic earnings per share	$1.79	$1.18	$2.73	$1.99

Diluted earnings per share:
Income from continuing operations excluding special items	$1.00	$0.82	$1.81	$1.56
Special items (b)	$—	$0.28	$—	$0.28
Discontinued operations (c)	$0.78	$0.07	$0.90	$0.12

Diluted earnings per share	$1.78	$1.17	$2.71	$1.96

Notes to Segment Results and Other Financial Information

(a)	During the second quarter 2007 and after the settlement of the Arbitration Actions with Innospec Inc. (Arbitration Actions) and the resulting termination of the tetraethyl lead (TEL) marketing agreements with Innospec Inc. (see note c), we determined the continuing operations of our TEL business no longer represented a significant segment. As a result, we have reclassified the continuing results of our TEL business in the “All other” caption above. Also included in the “All other” caption is certain contract manufacturing of Ethyl Corporation. Prior periods have been reclassified.
(b)	The 2006 special items include a $4.4 million gain ($2.9 million after tax) for interest on an income tax settlement, as well as a $3.3 million gain ($2.0 million after tax) on the sale of property.
(c)	Discontinued operations reflect the settlement of the Arbitration Actions and the resulting termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The gain on the settlement of this business for the second quarter 2007 and six months 2007 was $21.2 million ($13.5 million after tax or $.78 per share). The remaining amounts for the 2007 and 2006 periods represent the after tax earnings of the discontinued business.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Net sales	$344,013	$330,066	$653,809	$632,016
Cost of goods sold	268,495	260,365	508,862	498,311

Gross profit	75,518	69,701	144,947	133,705

Selling, general, and administrative expenses	27,046	26,668	53,801	51,466
Research, development, and testing expenses	19,100	17,116	37,911	33,682
Special items income (a)	—	3,250	—	3,250

Operating profit	29,372	29,167	53,235	51,807

Interest and financing expenses	2,827	3,866	5,789	7,772
Other income, net (b)	757	5,046	1,147	5,643

Income from continuing operations before income taxes	27,302	30,347	48,593	49,678
Income tax expense	9,863	11,156	17,129	17,567

Income from continuing operations	17,439	19,191	31,464	32,111

Discontinued operations (c):
Gain on settlement of discontinued business (net of tax)	13,487	—	13,487	—
Income from operations of discontinued business (net of tax)	—	1,178	2,217	2,030

Net income	$30,926	$20,369	$47,168	$34,141

Basic earnings per share
Income from continuing operations	$1.01	$1.11	$1.82	$1.87
Discontinued operations (c)	0.78	0.07	0.91	0.12

	$1.79	$1.18	$2.73	$1.99

Diluted earnings per share
Income from continuing operations	$1.00	$1.10	$1.81	$1.84
Discontinued operations (c)	0.78	0.07	0.90	0.12

	$1.78	$1.17	$2.71	$1.96

Shares used to compute basic earnings per share	17,296	17,232	17,295	17,177

Shares used to compute diluted earnings per share	17,411	17,411	17,411	17,403

Cash dividends declared per share	$0.125	$0.125	$0.250	$0.250

Notes to Consolidated Statements of Income

(a)	The 2006 special item represents a gain on the sale of property. The after tax gain was $2.0 million.
(b)	Other income, net for both six months 2006 and second quarter 2006 includes a gain of $4.4 million for interest on an income tax settlement. The after tax gain amounted to $2.9 million.
(c)	Discontinued operations reflect the settlement of the Arbitration Actions and the resulting termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The gain on the settlement of this business for the second quarter 2007 and six months 2007 was $21.2 million ($13.5 million after tax or $.78 per share). The income from operations for the 2007 and 2006 periods represent the after tax earnings of the discontinued operations. Income from operations before tax amounted to $3.5 million for the six months 2007, $1.9 million for the second quarter 2006, and $3.2 million for the six months 2006.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30 2007 (unaudited)	December 31 2006
ASSETS

Current assets:
Cash and cash equivalents	$108,365	$60,300
Restricted cash	210	240
Trade and other accounts receivable, less allowance for doubtful accounts ($865 - 2007; $835 - 2006)	208,653	198,243
Inventories	179,630	185,581
Deferred income taxes	15,127	12,277
Prepaid expenses	5,271	5,319

Total current assets	517,256	461,960

Property, plant and equipment, at cost	780,788	751,355
Less accumulated depreciation and amortization	605,541	589,241

Net property, plant and equipment	175,247	162,114

Prepaid pension cost	1,305	85
Deferred income taxes	22,104	30,088
Other assets and deferred charges	22,246	38,838
Intangibles, net of amortization	48,631	51,708

Total assets	$786,789	$744,793

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$84,623	$81,623
Accrued expenses	50,904	59,692
Dividends payable	2,162	2,162
Book overdraft	3,060	2,549
Long-term debt, current portion	6,308	691
Income taxes payable	10,392	13,466

Total current liabilities	157,449	160,183

Long-term debt	152,136	152,748
Other noncurrent liabilities	128,925	130,460

Shareholders’ equity
Common stock and paid in capital (without par value) Issued - 17,295,860 in 2007 and 17,289,860 in 2006	88,290	88,263
Accumulated other comprehensive loss	(43,159)	(47,165)
Retained earnings	303,148	260,304

	348,279	301,402

Total liabilities and shareholders’ equity	$786,789	$744,793